UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST QUARTER REPORT 2012

FELLOW SHAREHOLDERS:

Our 2012 Annual Meeting of Shareholders will take place at 3 p.m. EST on June 7, 2012, in New York City at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square. We look forward to having you present. After we conclude the formal business of the meeting, we will give a brief presentation to update shareholders on our business, similar to the presentations we provide on quarterly calls. We will then update shareholders on a few of our portfolio companies, and show some video demonstrations prepared by some of our portfolio companies. We will then take time to answer questions.

I would like to focus my remarks here to providing transparency on our intent surrounding our request for shareholder approval of the ability to grant restricted stock under the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan, which I will refer to in this letter as the “Amended Plan.” This plan, if passed by shareholders, amends and restates our existing Harris & Harris Group, Inc. 2006 Equity Incentive Plan, which I will refer to in this letter as the “Existing Plan.” If the Amended Plan does not pass, the Existing Plan remains in place. As a business development company under the Investment Company Act, we are permitted by law to have such a plan. We believe this plan permits us to hire and retain the specialized talent necessary for investing in early-stage nanotechnology companies as it provides the opportunity for comparable compensation to private venture capital firms.

Our singular intent with the Amended Plan is to use restricted stock rather than stock options to incentivize employees and align the interests of management with those of shareholders. By using restricted stock, we believe we can reduce potential dilution from 20 percent of shares outstanding to up to 10 percent of shares outstanding. In addition to reducing potential dilution, removing the options will also remove the need for cashless exercises that include sales of stock through 10b5-1 plans by our senior officers. These cashless exercises are needed for option holders to obtain enough cash through the sale of stock to exercise and hold a portion of the stock available for purchase under the terms of the option. Restricted stock cannot be sold while an employee remains employed by Harris & Harris Group, until such time that an employee purchases enough additional shares in the open market to exceed the retention threshold established by the Board of Directors, which is currently 1.5 percent of shares outstanding for each Managing Director and lower percentages for the other, non-Managing Director level senior officers of the firm. The restricted stock is subject to vesting, which includes both service and performance components. Restricted stock will only vest in its entirety if the company meets those performance metrics.

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Below, I will provide additional transparency on the Compensation Committee’s plans related to this equity incentive plan.

1.)	Beginning in June 2010, the Compensation Committee announced it would not grant additional options for up to one year. The Compensation Committee extended this period of not granting options through June 7, 2012, the time of the 2012 Annual Meeting of Shareholders.

2.)	On April 3, 2012, we received an exemption from the Securities and Exchange Commission to grant restricted stock to employees and the Board of Directors, subject to shareholder approval. In Proposal Number 4 in our Proxy Statement for our 2012 Annual Meeting of Shareholders, we presented the Amended Plan, an equity incentive plan that includes restricted stock grants for employees and directors only upon approval by shareholders. If this Amended Plan is not approved, the Existing Plan remains in place. The proxy material provides details on the Amended Plan and the differences from the Existing Plan. It can be accessed at http://www.sec.gov/Archives/edgar/data/893739/000114420412023484/v310283_def14a.htm.

3.)	On May 11, 2012, the senior officers of Harris & Harris Group, Inc. entered into Stock Option Cancellation Agreements (the “Agreements”), voluntarily surrendering and cancelling all of their outstanding stock options. 1,963,745 options were canceled. The officers entering into the Agreements included Douglas W. Jamison, Daniel B. Wolfe, Alexei A. Andreev, Misti Ushio, Sandra M. Forman and Patricia N. Egan. No consideration was offered to the employees in exchange for the voluntary cancellation of the stock options. As of May 14, 2012, the company has 297,111 options outstanding to three non-executive employees. Additionally, the spouse of a former employee holds an additional 1,128,261 options, or 3.6 percent of our fully diluted shares, outstanding. All of these remaining stock options are “under water,” meaning they have strike prices that are below the current market price.

4.)	If shareholders approve the Amended Plan, the Compensation Committee currently does not plan to grant new stock options to employees.

5.)	If shareholders approve the Amended Plan, the Compensation Committee intends to grant approximately 1.78 million shares of restricted stock to employees, or 5.4 percent and 5.7 percent of fully diluted outstanding shares and currently issued and outstanding shares, respectively. Approximately half of the intended restricted stock grants will vest based on continuous service over the next five years. The remaining half will vest only upon stock price appreciation and company performance. After the initial restricted stock grant, the Compensation Committee does not plan to grant additional restricted stock to existing employees for at least three years.

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6.)	After the grant of restricted stock, current employees and the spouse of a former employee will own approximately 9.8 percent and 10.3 percent of fully diluted shares outstanding and currently issued and outstanding shares, respectively. There are no current plans to grant additional equity incentive compensation to existing employees for at least three years.

I believe the best way to align shareholder and employee interests is to increase ownership of Harris & Harris Group by its employees. I believe it is important to limit dilution for existing shareholders. I believe it is positive to tie incentive compensation to both service and company and stock performance. I believe it is beneficial to limit selling by senior management through 10b5-1 plans until substantial ownership thresholds are met. The Board of Directors of Harris & Harris Group and I believe the ability to grant restricted stock under the Amended Plan will allow the Board of Directors to compensate employees in a way that is beneficial and aligned with shareholder interests and we recommend that you vote in favor of the Amended Plan. Additionally, I believe members of management will continue making purchases of Harris & Harris Group shares in the open market during the periods of time we are permitted such transactions in order to continue to increase our ownership of Harris & Harris Group. I do not believe the current stock price reflects at all the progress our portfolio companies are making in their businesses, nor the potential opportunity for Harris & Harris Group to experience liquidity events over the next 12-18 months.

We are available ahead of the shareholder meeting to answer questions; please feel free to contact our General Counsel, Sandra Forman, our President and CFO, Daniel Wolfe, or me at 212-582-0900.

Thank you in advance for your support of the Amended Plan and of Harris & Harris Group.

Douglas W. Jamison

May 18, 2012

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.sec.gov have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this letter. Harris & Harris Group is not responsible for the contents of third party websites.

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PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 18, 2012
1450 BROADWAY, 24TH FLOOR
NEW YORK, NEW YORK 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP DISCUSSES RESTRICTED STOCK PROPOSAL IN

LETTER to shareholders Posted on website

Shareholders of Harris & Harris Group, Inc., (NASDAQ: TINY) may be interested to know that we have posted a Letter to Shareholders on our website that discusses the background and support for our request that shareholders approve the ability for the company to grant restricted stock under the Amended and Restated Harris & Harris Group, Inc., 2012 Equity Incentive Plan (the “Amended Plan”). The letter may be accessed directly at http://ir.hhvc.com/letters.cfm.

Our singular intent with the Amended Plan is to use restricted stock rather than stock options to incentivize employees and align the interests of management with those of shareholders. If shareholders approve the Amended Plan, the Compensation Committee does not plan to grant new stock options to employees. If shareholders approve the Amended Plan, the Compensation Committee intends to grant approximately 1.78 million shares of restricted stock to employees, or 5.4 percent and 5.7 percent of fully diluted outstanding shares and currently issued and outstanding shares, respectively. Approximately half of the intended restricted stock grants will vest based on continuous service over the next five years. The remaining half will vest only upon stock price appreciation and company performance. After the initial restricted stock grant, the Compensation Committee does not plan to grant additional restricted stock to existing employees for at least three years.

The management of Harris & Harris Group is available ahead of the shareholder meeting to answer questions; please feel free to contact us at 212-582-0900.

Harris & Harris Group is an early-stage, active investor in transformative nanotechnology companies. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.